Exhibit 99.1

American Spectrum Realty Announces Results of Tender Investors Tender Offer

HOUSTON--(BUSINESS WIRE)--August 3, 2010--American Spectrum Realty, Inc. (‘the Company’) (AMEX: AQQ), a real estate investment and management company, headquartered in Houston, Texas, announced today that it received from Tender Investors, LLC, the results of their tender offer, which expired July 27, 2010. Tender Investors announced that a total of 1,624 shares of the Company’s stock were tendered as a result of the offer.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, 32 office, industrial, self storage and retail properties aggregating approximately 2.9 million square feet in California, Texas, Arizona and the Midwest, and has been publicly traded since 2001. American Spectrum Management Group, Inc. and American Spectrum Realty Management, LLC are wholly-owned subsidiaries of the Company’s operating partnership who manage and lease all properties owned by American Spectrum Realty, Inc. as well as third-party clients.

American Spectrum Realty Inc. subsidiaries provide first-class management and leasing services for over 125 properties, which consist of 8,444,838 square feet of office, industrial and retail, 2,934 multi-family units, over 13,000 self storage units consisting of 1,714,461 square feet, 3,206 student housing units consisting of 9,107 beds and nine assisted living facilities consisting of 776 beds. American Spectrum’s management portfolio comprises properties located in 22 states.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
Chairman, President and CEO
William J. Carden, 713-706-6200